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                                                               EXHIBIT (2)(k)(1)

                     J.P. MORGAN MULTI-STRATEGY FUND, L.L.C.

                 J.P. MORGAN ALTERNATIVE ASSET MANAGEMENT, INC.

                                      -AND-

                                    PFPC INC.

                            ADMINISTRATION AGREEMENT

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THIS AGREEMENT is effective as of the 26th day of May 2004.

BETWEEN:

J.P. MORGAN MULTI-STRATEGY FUND, L.L.C., a Delaware limited liability company (hereinafter called the "Fund"),

J.P. MORGAN ALTERNATIVE ASSET MANAGEMENT, INC., a Delaware corporation (hereinafter called the "Investment Manager"),

AND

PFPC INC., a Massachusetts corporation (hereinafter called the "Administrator").

WHEREAS:

(A) The Fund is organized as a limited liability company under the laws of Delaware and is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended.

(B) The Fund wishes to appoint the Administrator as administrator of the Fund to perform such administrative duties as are hereinafter set out.

(C) The Investment Manager has been appointed as the investment manager of the Fund.

NOW IT IS HEREBY AGREED AS FOLLOWS:

Definitions

1.       (a)      In this Agreement and in all amendments hereto, the following words and expressions shall, where not inconsistent with the context, have the following meanings respectively:

                  "Auditor" shall mean PricewaterhouseCoopers LLP acting as the independent certified public accountants of the Fund or any other entity for the time being appointed as independent certified public accountants of the Fund.

                  "Authorized Person" shall mean the Investment Manager, any officer of the Fund and any other person authorized by the Fund or the Investment Manager to give Oral or

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                  Written Instructions on behalf of the Fund. An Authorized
                  Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

                  "Custodian" shall mean PFPC Trust Company, in its capacity as custodian of the Fund's assets.

                  "Escrow Agent" shall mean PFPC Inc., in its capacity as escrow agent for the Fund.

                  "Interests" shall mean all limited liability company interests in the Fund.

                  "Investment Manager" shall mean J.P. Morgan Alternative Asset Management, Inc., the investment manager of the Fund.

                  "LLC Agreement" shall mean the Amended and Restated Limited Liability Company Agreement of J.P. Morgan Multi-Strategy Fund, L.L.C., dated as of May 26, 2004.

                  "Managing Member" shall mean Ehrlich Associates, L.L.C. or any successor managing member admitted to the Fund in accordance with the LLC Agreement.

                  "Members" shall mean all persons admitted as members of the Fund in accordance with the LLC Agreement.

                  "Oral Instructions" mean oral instructions received by the Administrator from an Authorized Person.

                  "Written Instructions" mean (i) written instructions sent by an Authorized Person and received by the Administrator, the Custodian or the Escrow Agent, or (ii) trade instructions transmitted by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. Written Instructions under (i) above may be delivered by any method described in Section 11 below.

                  "Portfolio Managers" shall mean portfolio managers in which the Fund invests through the medium of investment funds or through discretionary managed accounts.

                  "Private Placement Memorandum" shall mean the Private Placement Memorandum published by the Fund as the same may be amended from time to time.

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         (b)      Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa, words importing the masculine gender shall include the feminine and words importing persons shall include firms and companies and vice versa.

         (c) The division of this Agreement into sections, clauses and sub-clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation thereof.

Appointment

2. The Fund hereby appoints the Administrator to act as administrator in respect of the Fund, subject to the terms and conditions set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services herein described for the remuneration herein provided.

Duties of the Administrator

3.       (a)      The Administrator shall administer the Fund in accordance with the LLC Agreement and the Private Placement Memorandum and shall perform such administrative duties as are set out in Appendix A and Appendix B to this Agreement and such other services as may be agreed in writing from time to time among the parties to this Agreement.

         (b) The Administrator shall for the purposes of this Agreement be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act on behalf of or to represent the Fund or the Managing Member in any way or otherwise be deemed an agent of the Fund or the Managing Member or to have any power to enter into any transaction or otherwise bind the Fund or the Managing Member.

         (c) The Administrator shall observe and comply with the LLC Agreement and with the applicable provisions of the Private Placement Memorandum of the Fund.

         (d) The Administrator will perform such additional procedures with respect to compliance as are mutually agreed upon in writing by the Administrator, the

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                  Managing Member and the Investment Manager or otherwise
                  specified in this Agreement (including Appendix A and Appendix B hereto).

         (e)      (i)      Every year the Administrator shall conduct a review
                           pursuant to Statement on Auditing Standards 70, Part
                           II ("SAS 70") and will make available to the Fund for inspection a report of such review and any updates thereto.

                  (ii) For the segment of the Administrator's business that uses the Investier platform, the Administrator will complete its own SAS 70 after Sungard issues its SAS 70 on the Investier platform.

                  (iii) The Administrator shall immediately notify the Fund of any changes in how it conducts its business that would materially change the results of its most recent SAS 70 review and any other changes to the Administrator's business that would affect the Fund or the Investment Manager's business.

Instructions

4.       (a)      Unless otherwise provided in this Agreement, the Administrator shall act only upon Oral Instructions or Written Instructions and any other relevant information in the possession of the Custodian or the Escrow Agent (and, for purposes of this Agreement, the Administrator shall be deemed to be in receipt of any and all instructions, notices and other information provided from time to time by the Investment Manager or the Fund to the Custodian or the Escrow Agent).

         (b) The Administrator shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person in accordance with this Agreement. The Administrator may assume that any Oral Instructions or Written Instructions received hereunder are not in any way inconsistent with the provisions of the LLC Agreement or of any vote, resolution or proceeding of the Fund's Board of Directors or of the Fund's members, unless and until the Administrator receives Written Instructions to the contrary.

         (c) The Fund agrees to forward to the Administrator Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by the Administrator or its affiliates) so that the Administrator receives the Written Instructions by the close of business on the business day following the day that such Oral Instructions

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                  are received. The fact that such confirming Written
                  Instructions are not received by the Administrator or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or the Administrator's ability to rely upon such Oral Instructions pending receipt of Written Instructions; provided that the Administrator shall immediately notify the Fund and the Investment Manager of any discrepancies between any Oral Instructions and the Written Instructions which purport to confirm those Oral Instructions, and indicate whether it acted in accordance with the Oral Instructions or the later Written Instructions.

         (d) The Administrator shall promptly forward to the Custodian and Escrow Agent, as applicable, any Oral Instructions or Written Instructions received by the Administrator directed to or otherwise intended for the Custodian or the Escrow Agent.

         (e) The Administrator shall provide the Custodian and Escrow Agent, as applicable, with appropriate oral and written instructions as required to give effect to Oral Instructions and Written Instructions received by the Administrator.

Standard of Performance

5. The Administrator shall be liable for any loss suffered by the Managing Member, the Fund or its agents in the case of the Administrator's negligence, willful default or willful misconduct, fraud, bad faith or breach of any of its representations, duties and obligations under this Agreement.

Compensation

6. For the services provided and the expenses assumed pursuant to this Agreement, the Fund shall pay to the Administrator as full compensation therefor such sums as may be agreed to in writing by the Fund and the Administrator. Additionally, the Administrator shall be reimbursed for all out of pocket expenses that the Managing Member and the Administrator have agreed in advance shall be borne by the Fund ("Extraordinary Expenses"), provided such expenses are appropriately documented.

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Amendments

7. This Agreement shall become effective upon the date hereinbefore written and may be amended at any time by mutual agreement of the parties hereto in writing.

Duration

8.       (a)      This Agreement will continue in full force and effect through
                  March 31, 2006 and shall be automatically renewed annually thereafter on the same terms as specified herein. It may be terminated at any time by any party to this Agreement without the payment of any penalty, upon not less than ninety days' written notice to the other parties, provided that:

                  (i) any party may at any time immediately terminate this Agreement in the event of the appointment of an examiner, liquidator or receiver to any other party hereto or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction or upon any other party hereto being unable to pay its debts as they fall due or otherwise becoming insolvent or entering into any composition or arrangement with or for the benefit of its creditors or any class thereof;

                  (ii) the Fund or the Investment Manager may at any time immediately terminate this Agreement in the event that the Administrator is no longer permitted to perform its obligations hereunder pursuant to applicable law;

                  (iii) any party may at any time immediately terminate this Agreement in the event of any other party committing a material breach of this Agreement which is either incapable of remedy (as admitted in writing by the party committing the breach) or has not been remedied within thirty days of a party serving notice on that party requiring it to remedy same; and

                  (iv) the indemnity provisions of this Agreement and the provisions determining the liability of the Administrator shall survive the termination of this Agreement.

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         (b)      Each party shall observe good faith towards the other parties and shall inform the other parties immediately of the occurrence of any of the events referred to in Section 8(a) above.

Upon Termination

9. Upon termination of this Agreement, in the event of the Fund or the Managing Member entering into any agreement with another party for the provision of administrative services to the Fund, the Administrator shall cooperate in the orderly transfer of administrative duties to such other party and shall return all originals of books and records regarding the Fund to the Fund, or in accordance with the Fund's directions. All costs related to the transfer of all original books and records (and any other information or data), shall be borne by the Fund provided such costs are agreed in advance with the Fund and appropriately documented. The Administrator agrees that in the event it gives notice that it is terminating the Agreement pursuant to Section 8, it will continue to provide services to the Fund until such time as a replacement administrator is in place and shall be compensated during this period at the contractual rate.

Responsibility of the Administrator and Indemnity

10.      (a)      The Administrator shall not, in the absence of negligence, willful default or willful misconduct, fraud, bad faith or breach of this Agreement on the part of the Administrator or its members, officers, employees, agents or delegates, be liable to the Fund or to any Member for any act or omission in the course of or in connection with the services rendered by it hereunder or for any loss or damage which the Fund may sustain or suffer as the result or in the course of the discharge by the Administrator or its members, officers, employees, agents or delegates of its duties hereunder or pursuant hereto.

         (b) The Fund agrees to indemnify the Administrator from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees) or disbursements of any kind or nature whatsoever (other than those resulting from the negligence, willful default or willful misconduct, fraud, bad faith or breach of this Agreement on the part of the Administrator or its members, officers, employees, agents or delegates) which may be imposed on, incurred by or asserted against the Administrator in performing its

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                  obligations or duties hereunder. The Fund's liability under this indemnity shall not exceed an amount equal to the sum of the net worth of the Administrator plus the Applicable Insurance (as defined herein) maintained by the Administrator as of the time the claim giving rise to indemnity hereunder is alleged to have arisen. "Applicable Insurance" means insurance underwritten by an insurer in an arms' length transaction and in the ordinary course of such insurer's business, which covers claims of the type that the Fund or third parties could assert against the Administrator related to this Agreement and the services provided hereunder.

         (c) The Administrator shall indemnify the Fund, the Managing Member and the principals and officers of the Managing Member and hold them harmless from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses (including reasonable attorney's fees or disbursements of any kind or nature whatsoever (other than those resulting from negligence, willful default, fraud or bad faith on the part of the Fund, the Managing Member or its principals or officers)) incurred by the Fund, the Managing Member, the members and officers of the Managing Member or their respective agents or delegates arising directly or indirectly from negligence, willful default or willful misconduct, fraud, bad faith or breach of this Agreement on the part of the Administrator (or any of its members, officers, employees, agents or delegates).

         (d)      (i)      The Administrator, its members, officers or employees
                  shall not admit liability for, settle any claim or incur any costs or expenses in connection therewith, without the written consent of the Fund who shall be entitled, at its own expense and at any time, to take over and conduct in the name of the Administrator, its members, officers or employees, the defense or settlement of any such claim on such reasonable terms as the Administrator may require including, without prejudice to the generality of the foregoing, terms as to indemnity. Without the prior written consent of the Administrator, the Fund may not settle any claim in which the Administrator is a party for an amount in excess of the Fund's indemnity obligation to the Administrator pursuant to Section 9(b).

                  (ii) The Administrator, its members, officers or employees shall give to the Fund notice in writing as soon as reasonably possible:

                           (1) of the details of any claims, summonses or writs made against any of them in relation to the affairs of the Fund or of any circumstances of

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                                    which any of them may become aware which may
                                    give rise to a claim or loss in relation to the affairs of the Fund for which indemnity will be sought;

                           (2) of the receipt of written notice from any person of an intention to make a claim against any of them; and

                           (3)      of their intention to seek indemnity
                                    hereunder;

                  (iii) Once the notice required by paragraph (ii) above has been given to the Fund, the Administrator shall give to the Fund as soon as reasonably practicable details in writing of the circumstances which may give rise to a claim for loss against the Administrator, its members, officers or employees.

         (e) Notwithstanding anything in this Agreement to the contrary, neither the Administrator nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by the Administrator or its affiliates.

         (f) Notwithstanding anything in this Agreement to the contrary, except as may arise from the Administrator's willful misfeasance, fraud, bad faith, negligence or reckless disregard, (i) the Administrator shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) the Administrator shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other similar information which the Administrator reasonably believes to be genuine.

Notices

11.      (a)      Any notice, consent, instruction or other instrument or
                  communication required or permitted to be given hereunder by a party may be delivered in person, sent by courier service or certified or registered post, postage-prepaid, faxed or transmitted

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                  via e-mail to the address of the other parties set forth below or such other address as may be notified in writing to the other parties, and shall be deemed to have been properly delivered or given hereunder and shall be effective on: (i) the date of delivery if delivered in person or sent by Federal Express or other recognized courier who obtains a signature acknowledging receipt; (ii) the date of transmission, if faxed or transmitted via e-mail, provided that receipt of a facsimile or e-mail is verified by telephone (and failing such verification, only upon actual receipt); or (iii) five days after the same has been tendered for delivery by the post if sent by certified or registered post, postage prepaid.

         (b)      Notices to the Fund shall be sent to:

                  J.P. MORGAN MULTI-STRATEGY FUND, L.L.C.
                  c/o J.P. Morgan Alternative Asset Management, Inc.
                  Attn: Lisa T. Vicital, Chief Administrative Officer 522 Fifth Avenue, 10th Floor
                  New York, NY 10036
                  Fax: 917-464-9008
                  Email:  Lisa.Vicital@jpmorgan.com

                  with a copy, in the case of any notice from the Investment Manager, to the Administrator at the address set forth below in subsection (c).

         (c)      Notices to the Administrator shall be sent to:

                  PFPC INC.
                  Attn: John F. Fulgoney
                  301 Bellevue Parkway
                  Wilmington, Delaware 19809
                  Fax: 302-791-2461
                  E-mail: John.Fulgoney@pfpc.com

         (d)      Notices to the Investment Manager shall be sent to:

                  J.P. MORGAN ALTERNATIVE ASSET MANAGEMENT, INC.

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                  Attn: Lisa T. Vicital, Chief Administrative Officer
                  522 Fifth Avenue, 10th  Floor
                  New York, NY 10036
                  Fax: 917-464-9008
                  E-mail: Lisa.Vicital@jpmorgan.com

Services Not Exclusive

12. The services of the Administrator hereunder are not to be deemed exclusive and the Administrator shall be free to render similar or different services to others so long as its services hereunder are not thereby impaired. The level of service and staffing support that the Administrator shall provide to the Fund shall not be inferior in any respect to the level of service and support provided by the Administrator to any of its other clients.

Reliance on Information

13. The Administrator may from time to time rely on information provided to it by or on behalf of other parties appointed as agents by the Managing Member or the Fund in the course of discharging its duties hereunder, provided that it acts reasonably and in good faith and is not guilty of any negligence, willful default or willful misconduct, fraud, bad faith or reckless disregard in the performance (or non-performance) of its duties and obligations hereunder.

Control by Managing Member, Consultation with Investment Manager

14. In the performance of its duties hereunder, the Administrator shall at all times be subject to the control of and review by the Fund and the Managing Member, and the Administrator shall in all respects observe and comply with the LLC Agreement and the Private Placement Memorandum, comply and conform to all reasonable and proper orders, directions and regulations of the Fund and the Managing Member, well and faithfully serve the Fund and use all reasonable endeavors to promote the interests thereof.

         In addition, if:

         (a) it comes to the attention of the Administrator that any administrative or accounting duty normally performed for investment funds similar to the Fund or any duty due to

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                  regulatory or accounting changes is not being performed for the Fund by the Administrator pursuant to this Agreement, as it may be amended from time to time, or

         (b) the Administrator is not able to perform its duties under this Agreement because it is not receiving the required information, cooperation or other input or assistance from the Fund, or

         (c) the Administrator requires additional information or direction from the Fund,

         then the Administrator shall promptly so inform the Fund so that the Fund may take the appropriate actions.

         The Administrator shall regularly consult with the Investment Manager regarding, and shall inform the Investment Manager of, the performance of its duties hereunder including, without limitation, the incurrence of liabilities.

Right to Receive Advice

15.      (a)      Advice of the Fund. If the Administrator is in doubt as to any action it should or should not take, the Administrator shall request directions or advice, including Oral Instructions or Written Instructions, from the Fund and/or the Investment
                  Manager.

         (b) Advice of Counsel. If the Administrator is in doubt as to any question of law pertaining to any action it should or should not take, the Administrator may, following consultation with the Investment Manager in accordance with subsection (d) below, request advice from counsel of its own choosing (who may be counsel for the Fund, the Investment Manager or the Administrator, at the option of the Administrator). The reasonable costs and expenses of counsel will be borne by the Fund.

         (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions the Administrator receives from the fund and the advice the Administrator receives from counsel, the Administrator may, following consultation with the Investment Manager in accordance with subsection (d) below, rely upon and follow the advice of counsel.

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         (d)      Consultation with the Investment Manager. Notwithstanding
                  subsections (a) to (c) above, the Administrator agrees to act in accordance with all Oral Instructions and Written Instructions or to notify the Investment Manager as soon as possible (and in any event prior to any deadline for execution of such instructions) of any inability to act in accordance with, or any uncertainty with respect to, such instructions. Prior to seeking any advice of counsel pursuant to subsection
                  (b) above, and prior to acting on the advice of counsel pursuant to subsection (c) above, the Administrator agrees to provide notice to the Investment Manager and consult with the Investment Manager (i) regarding the choice of counsel and the likely cost involved, and (ii) to clarify and/or resolve the Administrator's concern with the relevant Oral Instructions or Written Instructions or the conflict between such instructions and the advice of counsel.

         (e) Protection of the Administrator. Subject to Section 10(c), the Administrator shall be indemnified by the Fund and without liability for any action the Administrator takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions the Administrator receives from or on behalf of the Fund or upon advice of counsel and which the Administrator believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions. Subject to subsection
                  (d) above, nothing in this Section 15 shall be construed so as to impose an obligation upon the Administrator to seek such directions or advice or Oral Instructions or Written Instructions.

         (f) Nothing in this Section 15 shall absolve the Administrator from acting in accordance with the applicable standard of care as is specifically set forth in this Agreement.

Confidentiality

16. The Administrator hereby agrees that it shall not, except as required by law or applicable regulations, disclose to any person (and shall prevent the disclosure or publication by its employees, agents, and/or delegates) any confidential information relating to the Fund or the Members of which the Administrator (and/or its agents, employees and/or delegates) may become possessed in the performance of its duties under this Agreement. This Section 16 shall survive the termination of this Agreement.

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Non-Solicitation

17. During the term of this Agreement and for a period of one year after the termination hereof, the Fund and the Investment Manager shall not directly or indirectly, either for themselves or on behalf of any other firm, person or entity, solicit to employ or retain as a consultant or independent contractor, any person who currently is or during the preceding six (6) month period was, known by the Fund or the Investment Manager to be in the employ of the Administrator and/or its affiliates. The Fund and the Investment Manager acknowledge and agree that due to the uniqueness of the services to be provided by the Administrator's employees and the confidential nature of the information such employees will possess, the covenants set forth in this Section 17 are reasonable and necessary for the protection of the business and goodwill of the Administrator. The Fund and the Investment Manager expressly acknowledge the importance to the Administrator of the covenants set forth in this Section 17 and recognize that the Administrator would not enter into this Agreement without the Fund and the Investment Manager's consent hereto.

Property of Books and Records

18. The books and records (excluding the computer software and systems used by the Administrator to maintain such books and records hereunder) pertaining to the Fund, which are in the possession or under the control of the Administrator, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by applicable laws and regulations. The Fund and any persons authorized by the Fund shall have access to such books and records upon two business days' notice during the Administrator's normal business hours. Upon the reasonable request of the Fund or the Investment Manager, copies of any such books and records shall be provided by the Administrator to the Fund or the Investment Manager or any persons authorized by the Fund.

Applicable law and jurisdiction

19. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Delaware. The parties hereto irrevocably submit to the non-exclusive jurisdiction of the courts of the States of New York and Delaware.

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Representations

20. Each of the parties represents and warrants that it is duly organized and validly existing under the laws of its own jurisdiction with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder. In addition each of the parties represents and warrants that this Agreement has been duly and validly authorized, executed and delivered by it, constitutes a valid and legally binding obligation on it enforceable in accordance with its terms and no statute, regulation, rule, order, judgement or contract binding on it prohibits its execution or performance of this Agreement.

21. No provision of this Agreement may be changed, waived, discharged or terminated orally, but this Agreement may be changed, waived, discharged or terminated by an instrument in writing signed by each party.

22. A waiver by any party of any breach of any of the terms, provisions or conditions of this Agreement or the acquiescence of such party in any act (whether commission or omission) which but for such acquiescence would be a breach as aforesaid shall not constitute a general waiver of such term, provision or condition or of any subsequent act contrary thereto.

23. Each of the provisions of this Agreement are separate and severable and enforceable and, accordingly, if at any time any provision is adjudged by any court of competent jurisdiction to be void or unenforceable the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

24. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

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         IN WITNESS whereof this Agreement has been executed by the parties hereto in the manner hereinafter appearing on the day and year first above written.

SIGNED by the authorized representative of       By: Ehrlich Associates, L.L.C.,
J.P. MORGAN MULTI-STRATEGY FUND, L.L.C.              its Managing Member

                                                 /s/ Dr. Harold B. Ehrlich
                                                 -------------------------------
                                                 Signature

                                                 Name: Dr. Harold B. Ehrlich
                                                 Title: Chairman and Sole Member

SIGNED by the authorized representative of       /s/ Joel Katzman
J.P. MORGAN ALTERNATIVE ASSET MANAGEMENT, INC.   -------------------------------
                                                 Signature

                                                 Name: Joel Katzman
                                                 Title: President and Chief
                                                        Executive Officer

SIGNED by the authorized representative of       /s/ Neal Andrews
PFPC INC.                                        -------------------------------
                                                 Signature

                                                 Name: Neal Andrews
                                                 Title: Senior Vice President

                                   APPENDIX A

ALL SERVICES SHOULD BE PROVIDED ON A FUND/ CAPITAL ACCOUNT/ CAPITAL CONTRIBUTION LEVEL

ACCOUNTING AND ADMINISTRATIVE SERVICES

During the continuance of this Agreement, the Administrator shall:

(i) calculate the net asset value of the Fund and each Member's capital account balance in accordance with the requirements of the LLC Agreement;

(ii) in respect of investments in other investment funds, obtain monthly prices from each underlying fund's administrator or Portfolio Manager which shall be checked with the Investment Manager. Additionally, if security market quotes, currency exchange rates and other pricing information from independent pricing services are needed the source must be approved by the Investment Manager;

(iii) obtain written confirmation of all transactions by the Fund, including but not limited to subscriptions, redemptions and transfers into/out of underlying investment funds from the underlying fund's administrator or Portfolio Manager which includes monies subscribed/redeemed/transferred, shares subscribed/redeemed/transferred and the net asset value at which the subscription/redemption/transfer was transacted and other pertinent information provided by the underlying fund's administrator or Portfolio Manager. The Administrator shall send copies of such written confirmations to the Investment Manager at the address specified in Section 11(d) of this Agreement, to the attention of the Operations Manager (currently Michael Garvey), and shall provide the Investment Manager every other business day with a report showing all transactions by the Fund and the status of all written confirmations. If written confirmation is not received from an underlying fund's administrator within three business days of the effective date of a transaction, the Administrator shall send a letter to the underlying fund's administrator within five days of the effective date with a copy to the Investment Manager at the address specified in Section 11(d) of this Agreement, to the attention of the Operations Manager (currently Michael Garvey). Such letter shall state that the Fund has submitted all of the appropriate documentation for the transaction by the effective date and that the Fund assumes effective receipt of the documentation and must receive written confirmation for the transaction within two business days from receipt of such letter. For the avoidance of doubt, written confirmations from an underlying fund's administrator or Portfolio Manager that does not include an acknowledgement that the transactions have been properly effected as per the underlying fund's instructions for such transactions shall not be deemed acceptable confirmations by the underlying funds;

(iv)     maintain historical tax lots for each investment in an underlying fund;

(v) calculate on the basis of the information referred to under (iii) above the market value of the Fund's investments and the appreciation and depreciation of the investments in accordance with applicable valuation policies set forth in the LLC Agreement or written policies and guidelines provided by the Fund or by the Investment Manager to the Administrator from time to time;

(vi) engage in a monthly review process with the Investment Manager which includes the following actions:

                           (a) compare Portfolio Manager returns provided by the Administrator to those received independently by the Investment Manager. Review all differences and get resolution between the two;

                           (b) review transfer documentation and as requested by the Investment Manager, other documentation as mutually agreed upon between the Administrator and the Investment Manager;

                           (c) compare and reconcile client and Portfolio Manager subscription and redemption amounts provided by the Administrator and Investment Manager;

                           (d) prepare and review all fee calculations and incentive allocation accruals;

                           (e) prepare and review all balance sheet and income accounts and the supporting documentation;

                           (f) prepare and review monthly swap valuations based upon valuations received from a pricing source approved by the Investment Manager;

                           (g) monitor the expense accruals and reserves and notify the Fund of any proposed adjustments; and

                           (h)      calculate capital gains and losses.

         Once reviewed by the Investment Manager, the Administrator will finalize the Fund's net asset value for the month and put out a final monthly package;

(vii) provide the Investment Manager with a Monthly Accounting Package which includes:

         Financials:

                  Balance Sheet
                  Statement of Income
                  Statement of Changes in Fund Capital

         Supporting Schedules:

                  Net asset value of the Fund and each Member's capital account balance

                  Member subscription, transfer and repurchase summaries

                  Schedule of Members (showing % interest in the Fund, the
                           twenty Members with the largest % interests, domicile of each Member and indicating whether each Member is
                           (i) tax-exempt, (ii) subject to ERISA or otherwise a benefit plan investor, (iii) a foundation, and/or
                           (iv) a J.P. Morgan Private Bank client, and the aggregate % interests held by Members in each of
                           (i)-(iv) above)

                  Underlying funds subscription, transfer and redemption summaries

                  Cash account reconciliation

                  Portfolio Valuation at Market schedule

                  Monthly accounting data file

                  Unrealized gain/loss schedule

                  Management Fee and Incentive Allocation calculations

                  Detailed accounts receivable, accounts payable and
                           amortization schedules with aging schedules

                  Summary of all expenses paid during the month

                  Swap valuations

                  Trail commission reports

                  Rate of Return calculations

         The Administrator shall provide the Investment Manager with the various items constituting the Monthly Accounting Package in accordance with the timeline specified in Appendix B, as amended from time to time;

(viii) provide the Investment Manager on a monthly basis with calculations of any rebate of the Management Fee or Incentive Allocation that may be agreed with any Member;

(ix) maintain all books and records as may be required by law or by the Fund, the Investment Manager or Auditor with respect to the Fund's investment transactions and render and distribute in respect of the Fund such periodic and special reports as the Fund or the Investment Manager may reasonably request and as set forth in the Private Placement Memorandum. Any such books or records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method;

(x) arrange with the Auditor for and provide reasonable assistance to the Auditor with respect to the annual audit of the Fund and assisting the Fund in procuring compliance with all relevant legal and accounting requirements and other regulatory authorities to which the Fund, the Managing Member or Investment Manager may be subject;

(xi) arrange for the preparation, in consultation with the Auditor, the Managing Member and the Investment Manager, of the annual reports of the Fund in accordance with the requirements of any relevant laws;

(xii) prepare and distribute the monthly and/or quarterly unaudited reports to all Members as outlined in the LLC Agreement and/or Private Placement Memorandum or more frequently if so requested by the Investment Manager;

(xiii) generally co-ordinate all periodic tender offers and repurchases of Interests in accordance with the procedures described in the Private Placement Memorandum and the LLC Agreement or as otherwise notified to the Administrator in Written Instructions;

(xiv) coordinate the printing, mailing and tracking of periodic tender offers;

(xv)     prepare and file Schedule TO with the SEC via Edgar;

(xvi)    collect responses to periodic tender offers;

(xvii) calculate the pro-rata tender amounts in the event a tender offer is oversubscribed;

(xviii) prepare and distribute to Members any promissory notes issued by the Fund in connection with any repurchases of Interests;

(xix) maintain on the books and records of the Fund a distinct account consisting of assets of the Fund in an amount equal to the aggregate estimated unpaid dollar amount of any promissory notes issued to Members by the Fund in connection with any repurchases of Interests;

(xx) coordinate with the Fund's escrow agent the deposit of cash amounts into the Repurchase Account, the calculation and deduction of any repurchase fee due from a Member and the withholding of any other required amounts from any repurchase proceeds payable to any Member;

(xxi) assist the Fund in determining whether any suspension of tender offers and repurchases should take place due to delays in the receipt of underlying investment valuations and/or revised valuations from underlying investments and/or any other circumstances that affects the ability of the Fund to value its assets accurately;

(xxii) calculate and, upon written instructions, arrange for and make the payment of any fees, expenses or allocations payable by the Fund;

(xxiii) upon written instructions from the Investment Manager, perform any ancillary services related to the Fund's investment activities, including (a) arranging for and making all payments (by wire transfer or otherwise from the Fund's bank account) relating to the Fund's underlying investments, (b) arranging for, receiving and depositing into the Fund's bank account all redemption/withdrawal payments, dividends or other proceeds from the Fund's underlying investments, (c) effecting any transfers into or out of underlying investments on behalf of the Fund, and (d) such other services as are mutually agreed upon;

(xxiv) upon the receipt of appropriate documentation, perform any ancillary services related to Fund investor activities, including (a) arranging for, receiving and depositing into the Fund's bank account all capital contributions of Members, (b) arranging for and making all repurchase payments or other distributions to Members, (c) effecting any transfer of ownership of the Interests, and (d) such other services as are mutually agreed upon;

(xxv) allocate income, expenses, gains and losses within each Member's capital account in accordance with the procedures set forth in the LLC Agreement, and such additional procedures as may be agreed among the parties from time to time and perform such other activities as outlined in the LLC Agreement;

(xxvi) update daily and provide to the Investment Manager the cash availability (including future projected redemption proceeds) as required by the Investment Manager, including such details as reasonably requested by the Fund or the Investment Manager;

(xxvii) determine and report applicable foreign exchange gains and losses on payables and receivables;

(xxviii) as appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity;

(xxix) supply various normal and customary Fund statistical data as requested on an ongoing basis, in an electronic format;

(xxx) in general provide such services as are required for the keeping of the accounts of the Fund and the calculation of its net asset value in accordance with the requirements of applicable laws and regulations and the terms of the LLC Agreement;

(xxxi) review and execute such subscription, redemption and transfer documents as may be required by an underlying fund's administrator or Portfolio Manager to effect any activities of the Fund in connection with its investments in such underlying fund and any other documents requested by the Investment Manager;

(xxxii) prepare and distribute annual tax estimates to each Member by December 15th of each year for the current tax year (the "Tax Estimate"). The Tax Estimate (based on information received from underlying funds) will include, but not be limited to, the following line items:

                           -        ordinary, interest and dividend income;

                           -        short term capital gain (loss);

                           -        long term capital gain (loss);

                           -        section 988 items;

                           -        net gain (loss) under section 1256;

                           -        investment expense; and

                           -        ordinary deductions;

(xxxiii) provide to the Auditor as soon as available, any information and documentation necessary for preparation of Form K-1s for the Members.

(xxxiv)  Mail annually to each Member a Form K-1 as provided by the Auditor.

REGISTRAR AND TRANSFER AGENCY SERVICES

During the continuance of this Agreement, the Administrator shall:

(i) maintain a register of Members and enter on such register all capital contributions, repurchases and transfers of Interests;

(ii) administer all capital contributions, transfers of Interests, tender offers and repurchases and reconcile the register with the records held for the determination of the net asset value for the Fund and the capital account balance of each Member;

(iii) review subscription documents received from the Fund's investors and process any transfer documents relating to the assignment and transfer of Interests;

(iv) prepare (where applicable) and distribute reports to Members monthly as outlined in the LLC Agreement and at such other times as required by the Managing Member;

(v) transmit to the Fund for the account of the Fund all checks and monies received by it on behalf of the Fund;

(vi) forward to the Members such notices, reports (including the monthly, quarterly and annual reports or financial statements) and other written material as may be required by law, the Managing Member, the Investment Manager or by the LLC Agreement or the Private Placement Memorandum; and

(vii) perform additional duties, as mutually agreed upon, which may be required from time to time under the terms of the LLC Agreement or the Private Placement Memorandum.

FUND ADMINISTRATIVE SERVICES

During the continuance of this Agreement the Administrator shall:

(i) forward directly to the Managing Member and Investment Manager any and all notices, correspondence and other communications received from Members and third parties that the Administrator may receive on behalf of the Fund;

(ii) Upon instruction from the Investment Manager, dispatch all such circulars, notices of meetings, reports, financial statements and other written material to all persons entitled to receive the same under applicable law as the Fund may require;

(iii) prepare and file the Fund's Annual and Semi-Annual Reports with the SEC on Form N-SAR via EDGAR;

(iv) prepare and file the Fund's Annual and Semi-Annual Reports with the SEC on Form N-CSR;

(v) provide, to the extent contained in the Fund's accounting records held by the Administrator, materials required for reporting to the Managing Member as may be reasonably requested from time to time;

(vi) act as may be required by the Fund from time to time as proxy agent in connection with the holding of meetings of Members, receive and tabulate votes cast by proxy and communicate to the Fund the results of such tabulation (additional fees would apply for these services when appropriate and mutually agreed upon);

(vii) provide to the Auditor the Form K-1s and tax estimates to the extent received from the underlying investment funds and administer the payment on behalf of the Fund of any applicable tax that may be levied;

(viii) liase with the custodian and/or banks of the Fund to (a) obtain from the custodian and/or bank all necessary information enabling the Administrator to provide its services hereunder and (b) provide to the custodian and/or bank all necessary information enabling it to perform its duties to the Fund;

(ix) control all disbursements and authorize such disbursements from the Fund's account with the custodian(s) upon Written Instructions;

(x) control and coordinate all movements of cash into and out of the Fund's account with the custodian(s) and escrow agent, and provide them with appropriate oral and written instructions, to effect all transactions on behalf of the Fund in accordance with Oral Instructions and Written Instructions;

(xi) coordinate contractual relationships and communications between the Fund and its contractual service providers including auditors, tax professionals, escrow agent and custodians, as applicable; and

(xii)    prepare and present quarterly an Administrator's Report.

In connection with the above Fund Administrative Services, the Administrator may, with the prior written approval of the Investment Manager, engage a sub-contractor to perform some or all of the services, provided, however, the Administrator shall remain responsible for the acts or omissions of any such sub-contractors as if the Administrator had provided the service directly.

REGULATORY ADMINISTRATIVE SERVICES

During the continuance of this Agreement the Administrator shall:

(i) arrange for a representative of the Administrator to attend any meetings of the Board of Directors of the Fund and prepare agendas, minutes and resolutions required at or in connection with such meetings; the out of pocket expenses incurred in connection with such attendance, including but not limited to travel, etc., shall be born by the Fund provided the total expenses are not in excess of the maximum amount agreed upon in advance by the Fund and the costs are properly documented by receipts;

(ii)     coordinate the preparation, assembly and mailing of Board materials;

(iii) assist in the preparation of notices of Annual Meetings of Members of the Fund and Proxy materials relating to such meetings;

(iv) arrange for a representative of the Administrator to attend the Annual Meetings of Members of the Fund;

(v) assist in the preparation of post-effective registration amendments and other documentation required for tender offers for the Fund subject to the review of Fund management and Fund counsel;

(vi) monitor the Fund's assets to assure adequate fidelity bond coverage is maintained;

(vii) maintain the Fund's corporate calendar to assure compliance with various filing and Board approval deadlines;

(viii) assist the Fund, the Managing Member and the Investment Manager in preparing for and complying with regulatory examinations, and provide assistance with regulatory agencies during their normal review of the Fund, the Managing Member and the Investment Manager; and

(ix) perform such other services upon terms and conditions and for such fees as the parties may agree to from time to time (for example, Form N-Q).

                                   APPENDIX B

                  J.P. MORGAN ATLAS MULTI-STRATEGY FUND, L.L.C.

                FUND NAV AND MONTHLY ACCOUNTING PACKAGE TIMELINE

              TIMING                                        STEP                                            ACTION
---------------------------------    ---------------------------------------------------   -----------------------------------------
1. 14TH CALENDAR DAY OF THE MONTH    - CUT PRELIMINARY FUND NAV AND PREPARE MONTHLY        - Administrator cuts the preliminary Fund
                                       ACCOUNTING PACKAGE WITH VALUATIONS                    NAV and prepares Monthly Accounting
                                       FROM UNDERLYING HEDGE FUNDS                           Package (except the Schedule of Members
                                                                                             and capital account balances of the
                                                                                             Members) with the valuations from the
                                                                                             underlying hedge funds


                                     - INVESTMENT MANAGER REVIEWS THE PRELIMINARY FUND     - Administrator sends to Investment
                                       NAV AND MONTHLY ACCOUNTING PACKAGE FROM               Manager
                                       ADMINISTRATOR
                                                                                           - Investment Manager receives the
                                                                                             preliminary Fund NAV and Monthly
                                                                                             Accounting Package from Administrator

                                                                                           - Investment Manager reviews the
                                                                                             preliminary Fund NAV and Monthly
                                                                                             Accounting Package by the 15th calendar
                                                                                             day and sends it back to Administrator

2. 15TH CALENDAR DAY OF THE MONTH    - CUT OFF FOR RECEIPT OF VALUATIONS FROM THE          - Administrator receives all valuations
                                       UNDERLYING HEDGE FUNDS                                from the underlying hedge funds by the
                                                                                             15th calendar day


                                     - PRODUCE FINAL FUND NAV AND MONTHLY ACCOUNTING       - Administrator produces the final Fund
                                       PACKAGE                                               NAV and Monthly Accounting Package
                                                                                             (except the Schedule of Members and
                                                                                             capital account balances of the
                                                                                             Members)

                                                                                           - Administrator sends to Investment
                                                                                             Manager for review

3. 16TH CALENDAR DAY OF THE MONTH    - REVIEW AND DISTRIBUTE FINAL FUND NAV AND MONTHLY    - Investment Manager receives and reviews
                                       ACCOUNTING PACKAGE                                    the final Fund NAV and Monthly
                                                                                             Accounting Package

                                                                                           - Once the final Fund NAV and Monthly
                                                                                             Accounting Package (except the Schedule
                                                                                             of Members and capital account balances
                                                                                             of the Members) is completed,
                                                                                             Investment Manager and Administrator
                                                                                             will distribute pursuant to operating
                                                                                             procedures

4. WITHIN 3 BUSINESS DAYS AFTER      - PRODUCE SCHEDULE OF MEMBERS AND CAPITAL ACCOUNT     - Administrator prepares the Schedule of
   THE 16TH CALENDAR DAY OF THE        BALANCES OF THE MEMBERS                               Members and a schedule of capital
   MONTH                                                                                     account balances for each Member

                                                                                           - Administrator sends to Investment
                                                                                             Manager

                                                                                           - Investment Manager receives and reviews
                                                                                             Schedule of Members and schedule of
                                                                                             capital account balances for each
                                                                                             Member

                                        2